As filed with the Securities and Exchange Commission on October 6, 2020

Registration Nos. 333-88632

333-110170

333-87999-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-88632

Form S-3 Registration Statement No. 333-110170

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-3 Registration Statement No. 333-87999-99

UNDER THE SECURITIES ACT OF 1933

TD AMERITRADE HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0543156 (I.R.S. Employer Identification No.)

200 South 108th Avenue

Omaha, Nebraska  68154

(800) 669-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John S. Markle, Esq.

Interim General Counsel

6950 Columbia Gateway Drive, Suite 100

Columbia, Maryland  21046

(443) 539-2128

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, to each of the following Registration Statements on Form S-3 (collectively, the “Prior Registration Statements”) is being filed by TD Ameritrade Holding Corporation (the “Registrant” or “TD Ameritrade”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of TD Ameritrade common stock, par value $0.01 per share (the “Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-3 (No. 333-87999-99), filed with the Securities and Exchange Commission on September 24, 2002, adopting Ameritrade Online Holdings Corp.’s Registration Statement on Form S-3 (No. 333-87999) as the Registrant’s own.

2.

Registration Statement on Form S-3 (File No. 333-88632), filed with the Securities and Exchange Commission on October 11, 2002, registering 1,037,745 Shares, issuable by the Registrant upon the exercise of options to purchase Shares issued in substitution for options to purchase common stock of Datek Online Holdings Corp. (“Datek”) in connection with the merger of Datek with a wholly owned subsidiary of the Registrant.

3.	Registration Statement on Form S-3 (No. 333-110170), filed with the Securities and Exchange Commission on October 31, 2003, registering 50,755,037 Shares.

On November 24, 2019, the Registrant entered into an Agreement and Plan of Merger by and among The Charles Schwab Corporation (“Schwab”), Americano Acquisition Corp., a wholly owned subsidiary of Schwab (“Merger Sub”), and the Registrant, pursuant to which, on October 6, 2020, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements.  Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, New Jersey, on October 6, 2020.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Stephen J. Boyle
	Name:	Stephen J. Boyle
	Title:	Interim President & Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 or Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.